                                                                                Exhibit 10.20
AMENDMENT TO LEASE

THIS AMENDMENT TO LEASE (the amendment) is made as of the 30th day of November 2005 by and between MICHIGAN PLAZA LLC, a Delaware limited liability company (hereinafter referred to as "Landlord") and TALK AMERICA INC., a Pennsylvania corporation (hereinafter referred to as "Tenant");

WITNESSETH:

WHEREAS, Landlord's predecessor-in-interest (BTS Owners LLC) and Tenant entered into a Lease dated as of July 1, 2003 the lease) pursuant to which Tenant is leasing 4,753 square feet of Rentable area on the 42nd floor (the Existing Premises) of the building (the Building) located at 205 North Michigan Avenue, Chicago, Illinois; capitalized terms not specifically defined herein shall have the meaning ascribed to such terms in the Lease; and

WHEREAS, Tenant wishes to expand the leased premises and extend the Term of the Lease and Landlord desires to accommodate Tenant;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tennant agree as follows:

1. Extension of Initial Term. The term of the Lease is hereby extended to August 31, 2009 and accordingly the defined term "Termination Date" as used in the Lease in amended to be August 31, 2009.

2. Additional Premises. As of February 1, 2006 (the "Effective date") Landlord hereby leases to Tennant and Tennant hereby accepts from Landlord the 1,460 square feet of Rentabel Area on the 42nd floor of the Building depicted on Exhibit A attached hereto and made apart hereof (them "Additional Premises") for a term commencing on the Effective Date and terminating on the Termination date. From and after the Effective Date the Premises shall consist of both the Existing Premises and the Additional Premises, constituting 6,213 square feet of Rentable Area in the aggregate. From and after the effective date, all references to the Premises ion the lease shall be deemed to refer to the Existing Premises and the Additional Premises.

3. Possession of the Additional Premises.

a. Possession of the Additional Premises shall be tendered to Tenant by Landlord in their "as-is" condition upon full execution of this Amendment. The Tenant's taking possession of any portion of the Additional Premises shall be conclusive evidence that such portion of the Additional Premises was in good order and satisfactory condition when the Tenant took possession. NO promise of the Landlord to construct, alter, remodel or improve the Premises or the Building and no representation by Landlord or its Agents respecting the condition of the Additional Premises have been made to Tenant or relied upon by Tenant other than as may be contained in this Amendment to the Lease.

b. Tenant shall perform any construction or renovations in the Additional Premises in accordance with the terms of the Tenant Work Letter attached to the Lease as is such Tenant Work Letter were attached to this Amendment and incorporated herein, except that the Allowance shall be $51,100.00 rather than the amount set forth in the Tenant Work letter. In addition, Landlord will pay Gastinger Walker Harden Architects up to $116.80 for the preparation of a preliminary space plan and $58.40 for one revision thereto. Tenant may allocate up to $7300.00 of any unused portion of the Allowance to the next Rent due under the Lease for the Additional Premises. Notwithstanding anything herein or in the Lease to the contrary, Tenant shall cause the electricity for the Additional Premises to be metered together with the electricity for the Existing Premises.

c. Tenant's obligation to pay Rent for the Additional premises shall commence on the Effective date even if Tenant's work (as defined in the Tenant Work letter) shall not be completed. Under no circumstances shall the occurrence of any of the events described in this Section 3 be deemed to accelerate or defer the Termination Date. If Tenant takes possession of any portion of the Additional Premises prior to the effective date, such possession shall be pursuant to all of the terms, covenants and conditions of the Lease, excluding the obligation to pay Base Rent and Additional Rent for the Additional Premises.

4. Rent. Schedule 1 to the lease shall be superseded by Schedule 1 attached hereto and made a part hereof. As of the Effective Date, Tenant's Proportionate Share for purposes of determining for purposes of determining taxes and operating expenses payable by tenant under the Lease shall be 0.639% (rater than 0.489%). Provided Tenant is not in default under the Lease and subject to the terms of Section 22 of the Lease, the two (2) monthly installments of Base Rent and Additional Rent for February, 2006 and March 2006 for the Existing premises (and only the Existing premises) shall be abated in full and not payable by Tenant.

5. Miscellaneous. The preambles to this Amendment are incorporated into the body of this Amendment as if restated herein.

6. Governing Law. Interpretation of this Amendment shall be governed by the laws of the state of Illinois.

7.  No Other Consideration. The mutual obligations of the parties as provided herein are the sole consideration for this Amendment and no representations, promises or inducements have been made by the parties other than as appear in this Amendment. This Amendment may not be amended except in writing signed by both Parties.

8.  Brokers. Tenant represents And warrants to Landlord that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than MB real estate services LLC ("MB") and The John Buck Company ("Buck") in the negotiation or making of this Amendment, and Tenant agrees to indemnify and hold harmless Landlord from any and all claims, liability, costs and expenses (including attorney fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord represents and warrants to Tenant that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker, other than MB and buck, in the negotiation or making of this Amendment and Landlord agrees to indemnify and hold harmless Tenant from any and all claims, liability, costs and expenses (including attorneys' fees) incurred as a result of any inaccuracy in the foregoing representation and warranty. Landlord shall pay all of the commissions due to MB and Buck.

9. Full Force and Effect. Except as modified herein the lease is hereby ratified and confirmed and the terms, covenants, conditions and agreements therein contained remain in full force and effect.

IN WITNESS WHEREOF, the parties executed this Amendment as of the day and year first written above.

LANDLORD
MICHIGAN PLAZA LLC, a Delaware limited liability company
By: /s/ Alan Gordon
Name: Alan Gordon
Title: Vice President

Talk America Inc.
By: /s/ Aloysius T. Lawn IV
Name: Aloysius T. Lawn IV
Title: EVP - General Counsel

EXHIBIT A
ADDITIONAL PREMISES

SCHEDULE 1
BASE RENT
Existing Premises (4,753 rentable square feet)
Period	Annual Per Square Foot Base Rate	Monthly Base Rate	Annual Base Rent
Rent Commencement Date - May 31, 2004	$17.25	$1,765.25	$21,183.00
June 1,2004 -May 31, 2004	$17.25	$7,030.48	$84,365.75
June 1, 2005 -May 31, 2006	$18.25	$7,228.52	$84,365.75
June 1, 2006 - may 31, 2007	$18.75	$7,426.56	$89118.75
June 1, 2007 - May 31, 2008	16.00	6337.33	76048.00
June 1, 2008 - May 31, 2009	16.50	6,535.38	78,424.50
June 1, 2009 - August 31, 2009	17.00	6,733.42	80,801.00

BASE RENT

Additional Premises (1,460 square feet)

Period	Annual Per Square Foot Base Rate	Monthly Base Rate	Annual Base Rent
February 1, 2006 - May 31, 2006	$15.00	$1,825.00	$21,900.00
June 1,2006 -May 31, 2007	$15.50	$1,885.83	$22,630.00
June 1, 2007 -May 31, 2008	$16.00	$1,946.67	$23,360.00
June 1, 2008 - may 31, 2009	$16.50	$2,007.50	$24,090.00
June 1, 2009- August 1, 2009	17.00	2068.33	24820.00